Exhibit 23.4

Consent of Independent Petroleum Engineers and Geologists

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 to be filed by Kerr-McGee Corporation on or around July 14, 2005, of (i) all references to our firm included in or made a part of the Kerr-McGee Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005 (“Annual Report”) and (ii) information from our review letter dated January 19, 2005, included as an exhibit to the Annual Report.

NETHERLAND SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas
June 20, 2005